Exhibit 10.13

CREDIT SUISSE
OFFER LETTER 26.03.2014
The present Firm Offer is only subject to i) relevant legal advice and ii) satisfactory documentation including legal opinions. It is available for acceptance until 04.04.2014.
Borrowers:
Jointly and severally, four single shipowning companies, each being the registered owner of the respective Vessel. The ultimate beneficial owner of each Borrower will need to be disclosed to the Lender by way of completing the Swiss “Declaration A” document, all on a private and confidential basis as per Swiss banking practice.
Guarantor:
Dynagas LNG Partners LP of Marshall Islands.
Additional Guarantors:
Dynagas Equity Holding Ltd. and Dynagas Operating LP.
Type of Facility:
Senior secured reducing revolving credit facility.
Vessels:
Vessel A: “Clean Energy,” a 2007-built, 149,700 cbm LNG Carrier, built at Hyundai Heavy Industries Co. Ltd. of South Korea.
Vessel B: “Clean Force,” a 2008-built, 149,700 cbm LNG Carrier, built at Hyundai Heavy Industries Co. Ltd. of South Korea.
Vessel C: “Ob River”, a 2007-built, 149,700 cbm LNG Carrier, built at Hyundai Heavy Industries Co. Ltd. of South Korea.
Vessel D: “Arctic Aurora”, a 2013-built, 154,899 cbm LNG Carrier, built at Hyundai Heavy Industries Co. Ltd. of South Korea.
(each a “Vessel” and collectively “the Vessels”)
Existing Charters:
Vessel A Charter: A Time Charter Agreement with BG Group at a daily hire rate of $85,000 and earliest expiration date in April 2017.
Vessel B Charter: A Time Charter Agreement with BG Group at a daily hire rate of $64,000 and earliest expiration date in September 2016.
Vessel C Charter: A Time Charter Agreement with Gazprom at a daily hire rate of $86,000 and earliest expiration date in September 2017.
Vessel D Charter: A Time Charter Agreement with Statoil at a daily hire rate of $77,500 and earliest expiration date in September 2018.
Lender and Swap Bank:
CREDIT SUISSE AG, Switzerland.

CREDIT SUISSE
Facility Amount:
Up to $340,000,000 in aggregate.
Drawdowns:
Available in multiple drawings but not more than 5 (five) drawdowns each year, subject always to compliance with the Asset Cover Ratio and all other covenants.
Purpose:
Available for re-financing 100% of the existing indebtedness of the Vessels.
Final Maturity Date:
4 (four) years and 6 (six) months from the date of signing of the relevant loan agreement and in any event not later than 30.09.2018, provided however that, in the event that (notwithstanding the Existing Charters) any Vessel is fixed for additional employment for a minimum firm period of at least 3 (three) years with a charterer and at a net daily hire rate acceptable to the Lender (the “Additional Charter”), the the Final Maturity Date will be extended, subject to execution of requisite legal documentation satisfactory to the Lender, by the Additional Tenor.
Additional Tenor:
The amount of firm employment months of an Additional Charter divided by the number of Vessels mortgaged to the Lender at the time. Notwithstanding the result of the ratio, the Additional Tenor will be capped at 30 months maximum i.e. not later than 31.03.2021.
Reductions:
The maximum available facility amount will be reduced by consecutive equal quarterly reductions of $5,000,000 each, commencing 3 (three) months after 31.03.2014, provided however that, on the Final Maturity Date, the amount of the reduction will be equal to the maximum available facility amount at the time.
Voluntary Prepayments:
The Borrowers to have the option to prepay the Facility, or portions thereof in minimum amounts of one reduction or multiples thereof, on any interest payment date, subject to a 5 days prior written notice to the Lender. Prepaid amounts may be re-borrowed subject always to the maximum available facility amount at the time and compliance with the Asset Cover Ratio and all other covenants.
Mandatory Reductions:
In the event that any Vessel is sold by the respective Borrower or declared actual, constructive, agreed or constructive total loss, the Facility shall immediately be permanently reduced by an amount equal to the pro-rata ratio of the sold or lost Vessel’s Market Value over the aggregate Market Value of all Vessels and the Borrowers shall immediately prepay in full an amount equal to the excess outstanding above the maximum available facility amount at the time as the case may be (plus accrued interest and break cost, if any).
Interest Rate:
Libor (London Interbank Offered Rate) to be selected for a period of 3, 6 or 12 months or such other period as shall be agreed with the Lender, plus Margin plus Mandatory Cost (if any).

CREDIT SUISSE
Interest shall be payable at the end of an interest period while in case of an interest period longer than 3 (three) months, accrued interest shall be paid in arrears at quarterly consecutive intervals and on the last day of such an interest period.
Margin:
2.95% p.a.
Mandatory Cost:
The Interest Rate payable will be increased to reflect the cost of complying with any applicable regulatory requirements of any relevant regulatory authority.
Interest Hedging:
Subject to acceptable terms and conditions under a relevant ISDA 2002 Master Agreement to be entered into by the Borrowers and the Swap Bank to be included in the Facility Documentation and to the signature by each Borrower of a Non-US Person Transactions Representation Letter. The Borrowers may, from time to time, enter into interest rate hedging products with the Swap Bank for the purpose of hedging the floating interest rate exposure under the Facility (“Hedging Transactions”). The conclusion of each Hedging Transaction will remain each time subject to the Lender’s prior consent and may only be offered by the Swap Bank to Borrowers who are neither US Persons or Affiliate Conduits and who do not have any US Person grantor.
The aggregate of the nominal amounts of any Hedging Transactions shall not exceed 100% of the loan outstanding under the Facility at any time (the “Maximum Hedge Ratio”). In case a Mandatory or Voluntary Prepayment would result in the nominal amount of the Hedging Transactions exceeding the loan outstanding after such prepayment, the Borrowers shall procure at their cost (if any) that such part of the Hedging Transactions is unwound to ensure full compliance with the Maximum Hedge Ratio after such prepayment. The Hedging Transactions and the Borrowers obligations under such transactions shall be secured by the Loan’s security package on a pari passu basis and shall be subject to documentation in a form to be fully acceptable to the Lender/Swap Bank.
Arrangement Fee:
$800,000 flat, non-refundable, due and payable upon signing of the loan agreement.
Commitment Fee:
1.40% p.a., applicable on the available undrawn amount, accruing from the date of signing of the loan agreement and payable quarterly in arrears.
Security:
First priority or preferred cross-collateralized mortgage on each Vessel including, if appropriate, accompanying deed of covenants;
Specific assignment of the Existing Charters and any Additional Charter with notice of assignment notified to and acknowledged by the respective counterparties;
First preferred assignment of all earnings of the Vessels, including specific assignment of any employment contract with a duration of more than 12 (twelve) months, notified to and acknowledged by the respective counterparties;
First preferred assignment of all insurances in relation to the Vessels;

CREDIT SUISSE
Charge or pledge over the mortgaged Vessels’ earnings accounts, which are to be held with the Lender; and
Irrevocable and unconditional on first demand Corporate Guarantees from the Guarantor and the Additional Guarantors.
All securities provided by each Borrower, the Guarantor and the Additional Guarantors to secure all obligations of the Borrowers under the Facility and including any negative mark-to market value under any Hedging Transaction on a pari passu and on a cross-collateralised basis.
Insurances:
All insurances in relation to the Vessels, including but not limited to the following, should be taken out at the cost of the Borrowers:
1. Hull & machinery and war risks on agreed value basis for an amount equal to the higher of (a) 120% of the Facility Amount outstanding from time to time and (b) the Market Value of the respective Vessel.
2. Protection and indemnity (P&I) to be taken out through the P&I club acceptable to the Lender.
3. Mortgagee’s Interest Insurance (MII) and Mortgagee’s Interest Insurance Additional Perils (MAP) taken by the Lender, for 120% of the outstanding amount of the respective Tranche.
All insurances in relation to the Vessels, including but not limited to the above, shall be taken out at Borrowers’ cost with insurance companies acceptable to the Lender and all insurances taken by the Borrowers shall be reviewed prior to first Drawdown by an independent appraiser appointed by the Lender at the Borrowers’ expense. In the event of material changes in requirements to insure the Vessels or in the Insurance Market for maritime insurances in general, the Lender shall have the right to further review and adjust its requirement in respect of the Vessels’ insurance cover at any time and at Borrowers’ cost.
Covenants:
As usual for shipping transactions, including but not limited to the following:
During the term of the Facility a company approved by the Lender (e.g. Dynagas Ltd.) will carry out Vessels’ commercial and technical management. A manager’s undertaking acceptable to the Lender to be provided.
Each Vessel to fly a flag acceptable to the Lender (e.g. Malta).
The Lender reserves the right to have each Vessel physically inspected by a surveyor at any time. Provided that the respective Vessel is found in satisfactory condition and no Event of Default has occurred, the cost of such inspections shall be borne by the Borrowers not more than once every year.
Each Vessel to be classed by a generally recognised first class classification society being a member of the IACS and acceptable to the Lender and always maintain the

CREDIT SUISSE
highest class, free of any qualifications and recommendations. The Lender shall have the right to inspect the Vessels’ class records at any time upon request.
No change in flag, class or management of the Vessels without the prior written consent of the Lender.
All earnings of the Vessels to be paid in the corresponding earnings account maintained by each Borrower with the Lender.
The Borrowers may upstream dividends to the Guarantor (through the Additional Guarantors) unless and until an Event of Default has occurred or would occur as a consequence of paying subject dividends.
The Borrowers and the Guarantor will furnish the Lender with their audited financial statements (audited and consolidated in the case of the Guarantor; unaudited in the case of the Borrowers) within 180 days of each fiscal year. Moreover, the Guarantor shall provide to the Lender its quarterly un-audited financial statements within 60 days after the end of each quarter. In addition to the above statements, the Borrowers and the Guarantor shall provide any information on their financial condition, commitments and operations, which the Lender may reasonably require.
During the entire duration of the Facility, the outstanding indebtedness (comprising of the outstanding loan amount and any negative mark-to-market value under any Hedging Transaction) of the aggregate of the Tranches has to be covered at all times by 130% of the Vessels’ aggregate Market Value (“Asset Cover Ratio”). Market Value to be determined by taking the arithmetic mean of two written valuation certificates for each Vessel provided on a charter-free basis by two reputable sale and purchase ship brokers, one appointed by the Lender and one appointed by the Borrower and acceptable to the Lender. The Lender reserves the right to obtain such valuation for the Vessels and test the Asset Cover Ratio at any time. In the absence of an Event of Default, the cost of such valuation shall be borne by the Borrowers not more than once a year (provided that any valuation obtained in the context of testing the Asset Cover Ratio for any Drawdown will always be at Borrowers’ cost).
The Borrowers to procure that, at all times during the Facility period, at least 3 (three) of the Vessels remain employed under a time charter with a firm term of (originally) minimum 3 years at net hire rates that cover the breakeven of the Vessels (breakeven to include all operating expenses, general & administrative expenses, management fees, drydock provisions, scheduled debt repayments and interest expenses).
The Borrowers may not incur other debts or make loans or advances or issue other guarantees to any other corporation or individual, other than within the normal course of business, without the prior written consent of the Lender.
“Material Adverse Change” clause to cover any other events not covered hereunder which in the reasonable opinion of the Lender could affect the solvency of the Borrowers and/or the Guarantor and/or Additional Guarantor.

CREDIT SUISSE
Financial
Covenants:
In accordance with the general lending policies of the Lender, the Borrowers, the Guarantor and the Additional Guarantors shall agree to a “sanctions clause” confirming that they will not provide any benefits of this Facility to and conduct any business activity related to this Vessel with:
(a) any persons being subject to sanctions by major trading nations and/or supranational bodies as outlined in such clause (the “Regulative Bodies”) and/or
(b) countries or their governmental bodies which are subject to sanctions imposed by any of the Regulative Bodies (“Restricted Countries”) and/or
(c) any persons located, domiciled, resident or incorporated in Restricted Countries and/or
(d) any persons owned by, controlled by or affiliated with such persons or Restricted Countries as per (a) (b) and (c) above.
On the basis of the Guarantor’s annual audited consolidated financial statements and its quarterly unaudited consolidated financial statements, the following financial covenants to be met at all times:
- Leverage: Total consolidated liabilities not to exceed 65% of the total consolidated market value adjusted total assets;
- Interest Cover: EBITDA to Interest Expenses to be at least 3.0x.
- Liquidity: Cash and Cash equivalents to be at least $24m to be held at all times in Guarantor’s account with the Lender.
- Dividends: Allowed unless and until an Event of Default has occurred or would occur as a consequence of paying subject dividends. - Ownership: Mr George Prokopiou family to directly or indirectly own/control at all times until final maturity of the Facility:
a. at least 30% of the Guarantor’s share capital and voting rights;
b. 100% of the General Partner’s share capital and voting rights.
Conditions
Precedent:
Usual for shipping transactions of this nature including, but not limited to, the following:
The Market Value of each Vessel shall be initially determined (based on two broker valuations at the cost of the Borrowers) not more than 20 days prior to the first Drawdown.
The Guarantor to successfully raise at least $110,000,000 of new equity through an Follow-on Offering of its shares.
Deed of release and reassignment of all securities provided by the Borrowers to the existing lenders, in form and substance satisfactory to the Lender.

CREDIT SUISSE
Events
of Default: Standard default clauses including, but not limited to, material adverse change and early termination of any of the Existing Charters and/or Additional Charters.
Documentation: The Facility will be subject to the negotiation, execution and exchange of the loan and security documentation satisfactory to the Lender drawn up under English law by a law firm appointed by the Lender amongst Watson Farley & Williams, Norton Rose, Campbell Johnston Clark and Holman Fenwick & Willan.
Taxes: All payments to be made shall be free and clear of all present and future taxes, withholding or any other deductions of any kind.
Expenses: All costs and out-of-pocket expenses of the Lender (including but not limited to legal fees in respect of the preparation, negotiation and documentation of the Facility) to be at the Borrowers’ expense and to include any value added tax (if applicable) payable by the Lender.
CREDIT SUISSE AG
George Tzelepis Jörg Remde
Agreed:
Athens, Greece 27/3/2014
(Place/Date) (on behalf of the Borrowers, the Guarantor and the Additional Guarantors)
Disclaimer for Michael Gregos CFO
Unencoded E-Mail:
The parties agree that all information, orders and instructions related or connected to the offering or making of this facility by the bank can be sent via e-mail. The contracting party herewith expressly authorizes the bank to send information by e-mail. This includes communication via e-mail with third parties (including but not limited to lawyers and/or any other consultant) who are in any way affected or involved in the facility or by the services provided by the bank. The bank is entitled to assume that all the orders and instructions e-mailed by the contracting party or a third party are from an authorized individual, irrespective of any existing signatory rights in accordance with the commercial register or the specimen signature.
The contracting party is aware of the following risks of exchanging information electronically:
- Unencrypted information is transported over an open, publicly accessible network and can, in principle, be viewed by others, thereby allowing conclusions to be drawn about an existing banking relationship.
- Information can be changed by a third party.
- The Identity of the sender (e-mail address) can be assumed or otherwise manipulated.
- The exchange of information can be delayed or interrupted due to transmission errors, technical faults, interruptions, malfunctions, illegal interventions, network overload, the malicious blocking of electronic access by third parties, or other shortcomings on the part of the network provider. Time-critical orders and instructions might not be processed in due time. Therefore, the contracting party is advised to use another suitable means of communication for these types of orders and instructions.